Exhibit 99

Best Buy Reports First Quarter Results

Comparable Sales Declined 10.1%

GAAP Diluted EPS of $1.11

Non-GAAP Diluted EPS of $1.15

FY24 Financial Guidance Remains Unchanged

MINNEAPOLIS, May 25, 2023 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended April 29, 2023 (“Q1 FY24”), as compared to the 13-week first quarter ended April 30, 2022 (“Q1 FY23”).

	Q1 FY24	Q1 FY23
Revenue ($ in millions)
Enterprise	$9,467	$10,647
Domestic segment	$8,801	$9,894
International segment	$666	$753
Enterprise comparable sales % change[1]	(10.1)%	(8.0)%
Domestic comparable sales % change[1]	(10.4)%	(8.5)%
Domestic comparable online sales % change[1]	(12.1)%	(14.9)%
International comparable sales % change[1]	(5.5)%	(1.4)%
Operating Income
GAAP operating income as a % of revenue	3.3%	4.3%
Non-GAAP operating income as a % of revenue	3.4%	4.6%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.11	$1.49
Non-GAAP diluted EPS	$1.15	$1.57

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Today we are reporting Q1 sales results that are right in line with the expectations we shared in March and profitability that was better than expected, demonstrating our strong operational execution,” said Corie Barry, Best Buy CEO. “We continue to appropriately balance the need to adjust in response to the current industry sales trends with the need to invest so we can capitalize on opportunities as our industry moves through this downturn and returns to growth.”

“In this environment, customers are clearly feeling cautious and making tradeoff decisions as they continue to deal with high inflation and low consumer confidence due to a number of factors,” continued Barry. “At the same time, in the first quarter, we continued to see our purchasing customer behavior remain relatively consistent in terms of demographics and the percentage of purchases categorized as premium. In addition, our focus on being there for our customers with expertise and support was highlighted by material improvements in customer satisfaction scores for our in-home services and delivery, and record scores in remote support, in-home repair, store care, and Best Buy Totaltech call center experiences – all key differentiators for us.”

FY24 Financial Guidance

“Our sales performance in the first quarter aligned with our expectations and we are maintaining the full year guidance we provided this past March,” said Matt Bilunas, Best Buy CFO. “As a reminder, our guidance assumed the consumer electronics industry would continue to feel the pressure of the broader macro environment and a high degree of uncertainty as it relates to the consumer.”

“As we enter the second quarter, we expect our comparable sales to decline in the range of 6% to 8% and our non-GAAP operating income rate to be approximately 3% or slightly higher,” Bilunas continued. “Given the current environment, we are of course preparing for a number of scenarios within our annual guidance range. At this point, we believe our sales align closer to the midpoint of the annual comparable sales guidance. It is still early in the year, so we will continue to watch the trends closely and adjust as necessary.”

Best Buy’s guidance for FY24, which includes 53 weeks, remains unchanged from last quarter and is the following:

•	Revenue of $43.8 billion to $45.2 billion
•	Comparable sales decline of 3.0% to 6.0%
•	Enterprise non-GAAP operating income rate[2] of 3.7% to 4.1%
•	Non-GAAP effective income tax rate[2] of approximately 24.5%
•	Non-GAAP diluted EPS[2] of $5.70 to $6.50
•	Capital expenditures of approximately $850 million

Note: Incorporated in the above guidance, the 53rd week is expected to add approximately $700 million of revenue to Q4 FY24 and provide a benefit of approximately 10 basis points to the company’s full year non-GAAP operating income rate.2

Domestic Segment Q1 FY24 Results

Domestic Revenue

Domestic revenue of $8.80 billion decreased 11.0% versus last year primarily driven by a comparable sales decline of 10.4%.

From a merchandising perspective, the largest drivers of the comparable sales decline on a weighted basis were computing, appliances, home theater and mobile phones. These drivers were partially offset by growth in the gaming and services categories.

Domestic online revenue of $2.69 billion decreased 12.1% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 30.5% versus 30.9% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 22.6% versus 21.9% last year. The higher gross profit rate was primarily due to: (1) improved financial performance from the company’s membership offerings, which included higher services margin rates and reduced costs associated with program changes made to the company’s free membership offering; (2) favorable product margin rates; and (3) the profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.71 billion, or 19.4% of revenue, versus $1.74 billion, or 17.6% of revenue, last year. On a non-GAAP basis, SG&A was $1.69 billion, or 19.2% of revenue, versus $1.72 billion, or 17.4% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to reduced store payroll and advertising expense, which was partially offset by higher incentive compensation and depreciation expense.

International Segment Q1 FY24 Results

International Revenue

International revenue of $666 million decreased 11.6% versus last year. This decrease was primarily driven by the negative impact of approximately 610 basis points from foreign currency exchange rates and a comparable sales decline of 5.5%.

International Gross Profit Rate

International gross profit rate was 23.7% versus 24.3% last year.  The lower gross profit rate was primarily driven by a lower mix of revenue from the higher margin rate services category.

International SG&A

International SG&A was $138 million, or 20.7% of revenue, versus $149 million, or 19.8% of revenue, last year. SG&A decreased primarily due to the impact of foreign currency exchange rates and lower store payroll expense, which was partially offset by higher incentive compensation.

Share Repurchases and Dividends

In Q1 FY24, the company returned a total of $281 million to shareholders through dividends of $202 million and share repurchases of $79 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.92 per common share. The quarterly dividend is payable on July 6, 2023, to shareholders of record as of the close of business on June 15, 2023.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 25, 2023. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income rate, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to the effects of COVID-19, recession, inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, and jobless rates and effects related to the conflict in Ukraine or other geopolitical events); catastrophic events, health crises and pandemics (including the COVID-19 pandemic); susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including those related to the conflict in Ukraine or fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; failure to meet financial-performance guidance or other forward-looking statements; and general economic uncertainty in key global markets and worsening of global economic conditions or low levels of economic growth. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended
April 29, 2023		April 30, 2022
Revenue	$9,467	$10,647
Cost of sales	7,317	8,294
Gross profit	2,150	2,353
Gross profit %	22.7%	22.1%
Selling, general and administrative expenses	1,848	1,890
SG&A %	19.5%	17.8%
Restructuring charges	(9)	1
Operating income	311	462
Operating income %	3.3%	4.3%
Other income (expense):
Investment income (expense) and other	21	(5)
Interest expense	(12)	(6)
Earnings before income tax expense and equity in loss of affiliates	320	451
Income tax expense	75	110
Effective tax rate	23.3%	24.4%
Equity in loss of affiliates	(1)	-
Net earnings	$244	$341

Basic earnings per share	$1.11	$1.50
Diluted earnings per share	$1.11	$1.49

Weighted-average common shares outstanding:
Basic	218.9	226.8
Diluted	219.9	228.4

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	April 29, 2023	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$1,030	$640
Receivables, net	860	804
Merchandise inventories	5,219	6,258
Other current assets	653	613
Total current assets	7,762	8,315
Property and equipment, net	2,321	2,251
Operating lease assets	2,694	2,704
Goodwill	1,383	1,385
Other assets	528	596
Total assets	$14,688	$15,251

Liabilities and equity
Current liabilities:
Accounts payable	$4,874	$5,492
Unredeemed gift card liabilities	256	284
Deferred revenue	1,015	1,101
Accrued compensation and related expenses	364	336
Accrued liabilities	759	771
Current portion of operating lease liabilities	625	636
Current portion of long-term debt	15	15
Total current liabilities	7,908	8,635
Long-term operating lease liabilities	2,128	2,121
Long-term liabilities	704	558
Long-term debt	1,155	1,170
Equity	2,793	2,767
Total liabilities and equity	$14,688	$15,251

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	April 29, 2023	April 30, 2022
Operating activities
Net earnings	$244	$341
Adjustments to reconcile net earnings to total cash used in operating activities:
Depreciation and amortization	237	224
Restructuring charges	(9)	1
Stock-based compensation	38	39
Other, net	14	12
Changes in operating assets and liabilities:
Receivables	279	238
Merchandise inventories	(86)	(297)
Other assets	(17)	4
Accounts payable	(790)	(1,296)
Income taxes	46	63
Other liabilities	(287)	(713)
Total cash used in operating activities	(331)	(1,384)

Investing activities
Additions to property and equipment	(204)	(215)
Other, net	-	2
Total cash used in investing activities	(204)	(213)

Financing activities
Repurchase of common stock	(79)	(455)
Dividends paid	(202)	(199)
Other, net	-	4
Total cash used in financing activities	(281)	(650)

Effect of exchange rate changes on cash and cash equivalents	(5)	2
Decrease in cash, cash equivalents and restricted cash	(821)	(2,245)
Cash, cash equivalents and restricted cash at beginning of period	2,253	3,205
Cash, cash equivalents and restricted cash at end of period	$1,432	$960

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
Domestic Segment Results	April 29, 2023	April 30, 2022
Revenue	$8,801	$9,894
Comparable sales % change	(10.4)%	(8.5)%
Comparable online sales % change	(12.1)%	(14.9)%
Gross profit	$1,992	$2,170
Gross profit as a % of revenue	22.6%	21.9%
SG&A	$1,710	$1,741
SG&A as a % of revenue	19.4%	17.6%
Operating income	$290	$429
Operating income as a % of revenue	3.3%	4.3%

Domestic Segment Non-GAAP Results[1]
Gross profit	$1,992	$2,170
Gross profit as a % of revenue	22.6%	21.9%
SG&A	$1,690	$1,719
SG&A as a % of revenue	19.2%	17.4%
Operating income	$302	$451
Operating income as a % of revenue	3.4%	4.6%

	Three Months Ended
International Segment Results	April 29, 2023	April 30, 2022
Revenue	$666	$753
Comparable sales % change	(5.5)%	(1.4)%
Gross profit	$158	$183
Gross profit as a % of revenue	23.7%	24.3%
SG&A	$138	$149
SG&A as a % of revenue	20.7%	19.8%
Operating income	$21	$33
Operating income as a % of revenue	3.2%	4.4%

International Segment Non-GAAP Results[1]
Gross profit	$158	$183
Gross profit as a % of revenue	23.7%	24.3%
SG&A	$138	$149
SG&A as a % of revenue	20.7%	19.8%
Operating income	$20	$34
Operating income as a % of revenue	3.0%	4.5%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Computing and Mobile Phones	42%	43%	(13.3)%	(10.5)%
Consumer Electronics	29%	29%	(9.8)%	(9.7)%
Appliances	15%	16%	(15.5)%	2.9%
Entertainment	7%	6%	3.8%	(13.6)%
Services	6%	5%	12.0%	(12.4)%
Other	1%	1%	(12.1)%	26.0%
Total	100%	100%	(10.4)%	(8.5)%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Computing and Mobile Phones	47%	46%	(3.6)%	(7.9)%
Consumer Electronics	28%	28%	(9.1)%	3.8%
Appliances	9%	9%	(11.7)%	9.4%
Entertainment	9%	8%	12.0%	(7.5)%
Services	5%	7%	(11.2)%	31.4%
Other	2%	2%	(19.0)%	(3.9)%
Total	100%	100%	(5.5)%	(1.4)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and intangible asset impairments, price-fixing settlements, gains and losses on certain investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	April 29, 2023			April 30, 2022
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,710	$138	$1,848	$1,741	$149	$1,890
% of revenue	19.4%	20.7%	19.5%	17.6%	19.8%	17.8%
Intangible asset amortization[1]	(20)	-	(20)	(22)	-	(22)
Non-GAAP SG&A	$1,690	$138	$1,828	$1,719	$149	$1,868
% of revenue	19.2%	20.7%	19.3%	17.4%	19.8%	17.5%

Operating income	$290	$21	$311	$429	$33	$462
% of revenue	3.3%	3.2%	3.3%	4.3%	4.4%	4.3%
Intangible asset amortization[1]	20	-	20	22	-	22
Restructuring charges[2]	(8)	(1)	(9)	-	1	1
Non-GAAP operating income	$302	$20	$322	$451	$34	$485
% of revenue	3.4%	3.0%	3.4%	4.6%	4.5%	4.6%

Effective tax rate			23.3%			24.4%
Intangible asset amortization[1]			0.1%			-%
Non-GAAP effective tax rate			23.4%			24.4%

	Three Months Ended			Three Months Ended
	April 29, 2023			April 30, 2022
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
Diluted EPS			$1.11			$1.49
Intangible asset amortization[1]	$20	$15	0.07	$22	$17	0.08
Restructuring charges[2]	(9)	(7)	(0.03)	1	1	-
Non-GAAP diluted EPS			$1.15			$1.57

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Primarily represents adjustments related to employee termination benefits from higher-than-expected employee retention related to previously planned organizational changes.

(3)The non-GAAP adjustments primarily relate to the U.S. As such, the income tax charge is calculated using the statutory tax rate of 24.5% applied to the non-GAAP adjustments.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	April 29, 2023[1]	April 30, 2022[1]
Net earnings	$1,322	$2,200
Total assets	16,242	18,370
ROA	8.1%	12.0%

Non-GAAP Return on Investment ("ROI")	April 29, 2023[1]	April 30, 2022[1]
Numerator
Operating income	$1,644	$2,732
Add: Non-GAAP operating income adjustments[2]	221	104
Add: Operating lease interest[3]	114	108
Less: Income taxes[4]	(485)	(721)
Add: Depreciation	847	793
Add: Operating lease amortization[5]	664	654
Adjusted operating income after tax	$3,005	$3,670

Denominator
Total assets	$16,242	$18,370
Less: Excess cash[6]	(264)	(2,275)
Add: Accumulated depreciation and amortization[7]	5,110	6,687
Less: Adjusted current liabilities[8]	(8,853)	(10,136)
Average invested operating assets	$12,235	$12,646

Non-GAAP ROI	24.6%	29.0%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization and acquisition-related transaction costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.